UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2022

ESPORTS ENTERTAINMENT GROUP, INC.

(Exact name of Registrant as specified in its charter)

Nevada	001-39262	26-3062752
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Block 6, Triq Paceville

St. Julians, STJ 3109

Malta

(Address of principal executive offices, including zip code)

356 2713 1276

(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GMBL	The Nasdaq Stock Market LLC
Common Stock Purchase Warrants	GMBLQ	The Nasdaq Stock Market LLC
10.0% Series A Cumulative Redeemable Convertible Preferred Stock	GMBLP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Operating Officer

On January 28, 2022 (the “Effective Date”), the board of directors (the “Board”) of Esports Entertainment Group, Inc. (the “Company”) promoted Stuart Tilly (“Tilly”) from his position as Chief Legal Officer of the Company, to the position of Chief Operating Officer (the “Appointment”).

Stuart Tilly, age 43

Stuart Tilly has over 15 years of experience in the online gaming industry, having previously trained and qualified as a solicitor. Previously, he had been involved in several online gaming companies, holding positions including Founder and Chief Executive Officer, Chief Legal Officer and Non-Executive Director and board member. Mr. Tilly has served as the Company’s Chief Legal Officer since September 2020 until January 2022. From 2016 through 2020, Mr. Tilly was the Chief Executive Officer for Argyll Entertainment AG, a UK licensed online sports betting and gaming company. From 2014 to 2020, he was also Founder and Chief Executive Officer of Flip Sports Limited, a mobile games development company. From 2012 to 2016 he was Founder and Executive Director of iGaming Counsel, a legal and commercial advisory firm to the online gaming industry. From 2005 to 2012 he held senior legal positions in the online gaming industry. Mr. Tilly was also a founding member of the International Social Games Association, an industry trade body for the social gaming industry and a non-executive advisor to Game Sparks Limited, a games platform as a service company. He has a law degree from the University of Exeter and an LPC Masters Degree from Nottingham Trent Law School. Mr. Tilly trained and qualified as a solicitor at Magic Circle law firm, Allen & Overy LLP.

The Board believes that Mr. Tilly’s experience in the online gaming industry makes him ideally qualified to help lead the Company towards continued growth and success.

There are no changes to the previous compensatory arrangements between the Company and Mr. Tilly.

On August 1, 2020, the Company and Rivington Law entered into that a consulting agreement (the “Consulting Agreement”) whereby Mr. Tilly was hired to serve as a consultant to the Company. Pursuant to the Consulting Agreement, Mr. Tilly is entitled to receive £18,000 per month. Mr. Tilly will be eligible for discretionary cash bonuses as determined from time to time by the Board or the compensation committee as well as participation in any executive stock option plan consistent with other C-level officers, once adopted by the Company.

Either party may terminate the Consulting Agreement upon six months written notice (the “Notice Period”). The Company may, at is sole discretion, terminate the Consulting Agreement immediately by paying all amounts that otherwise would have been due owing during the Notice Period. On the date of termination, for any reason whatsoever, Mr. Tilly will only be entitled to any outstanding fees or consideration earned and owed though the date of such termination.

Item 5.02 of this Current Report on Form 8-K contains only a brief description of the material terms of and does not purport to be a complete description of the rights and obligations of the parties to the Consulting Agreement, and such descriptions is qualified in its entirety by reference to the full text of the Consulting Agreement, a copy of which is filed herewith as Exhibits 10.1.

Item 9.01. Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
10.1	Consulting Agreement, by and among Esports Entertainment Group, Inc., Rivington Law Subsidiaries and Stuart Tilly (incorporated herein by reference to Exhibit 10.31 to the Annual Report on Form 10-K filed with the SEC on October 1, 2020).
99.1	Press Release, dated January 28, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESPORTS ENTERTAINMENT GROUP, INC.

Dated:	February 1, 2022	By:	/s/ Grant Johnson
Grant Johnson
Chief Executive Officer